Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-69616, 333-49027, 333-69618, 333-89496, 333-114965, 333-114969 and 333-150418 on Forms S-8 of our report dated March 14, 2007, relating to the 2006 consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows before retrospective application of adjustments for discontinued operations (not presented herein) of Speedway Motorsports, Inc. and subsidiaries (which report expressed an unqualified opinion and includes an explanatory paragraph relating to adoption of Statement of Financial Accounting Standard No. 123(R), Share-Based Payment), appearing in this Annual Report on Form 10-K of Speedway Motorsports, Inc. and subsidiaries.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Charlotte, North Carolina

March 13, 2009